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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1998         1997         1996
                                                          ---------    ---------    ---------
    Earnings:
      Net loss........................................    $ (50,561)   $ (24,152)   $ (15,080)
         Add:
              Equity in loss applicable to ordinary
                partnership interests of Globalstar,
                L.P...................................       50,561       24,152       15,080
              Interest expense........................       22,197       21,202       17,370
                                                          ---------    ---------    ---------
    Earnings available to cover fixed charges(1)......    $  22,197    $  21,202    $  17,370
                                                          =========    =========    =========
    Fixed charges -- interest expense.................    $  22,197    $  21,202    $  17,370
                                                          =========    =========    =========
    Ratio of earnings to fixed charges................           1x           1x           1x
                                                          =========    =========    =========

---------------

(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1998         1997         1996
                                                          ---------    ---------    ---------
    Net loss..........................................    $(129,543)   $ (67,586)   $ (54,646)
    Dividends on redeemable preferred partnership
      interests.......................................      (22,197)     (21,202)     (17,323)
    Capitalized interest..............................     (178,735)     (95,895)      (9,900)
                                                          ---------    ---------    ---------
    Deficiency of earnings to cover fixed charges.....    $(330,475)   $(184,683)   $ (81,869)
                                                          =========    =========    =========